                                                                  EX-99.B (1)(c)

                FLAG INVESTORS REAL ESTATE SECURITIES FUND, INC.
                             ARTICLES SUPPLEMENTARY

                  FLAG INVESTORS REAL ESTATE SECURITIES FUND, INC. (the "Corporation") having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution increasing the total number of shares of capital stock which the Corporation has the authority to issue to fifteen million (15,000,000) shares of Common Stock, par value $.001 per share, having an aggregate value of $15,000.00, as follows: seven million (7,000,000) shares are designated "Flag Investors Real Estate Securities Fund Class A Shares", two million (2,000,000) shares are designated "Flag Investors Real Estate Securities Fund Class B Shares", five million (5,000,000) shares are designated "Flag Investors Real Estate Securities Fund Institutional Shares" and one million (1,000,000) shares remain undesignated.

                  SECOND: Immediately before the increase, the Corporation was authorized to issue ten million (10,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of $10,000.00, of which seven million (7,000,000) shares were designated "Flag Investors Real Estate Securities Fund Class A Shares", two million (2,000,000) shares were designated "Flag Investors Real Estate Securities Fund Class B Shares" and one million (1,000,000) shares remained undesignated.

                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

                  IN WITNESS WHEREOF, Flag Investors Real Estate Securities Fund, Inc. has caused these Articles Supplementary to be executed by one of its Vice Presidents and its corporate seal to be affixed and attested by its Secretary on this 19th day of December, 1996.


[CORPORATE SEAL]


                FLAG INVESTORS REAL ESTATE SECURITIES FUND, INC.


                By: /s/ Edward J. Veilleux
                   -------------------------
                    Edward J. Veilleux
                    Vice President


Attest: /s/ Edward J. Stoken
       -----------------------
        Edward J. Stoken
        Secretary


                  The undersigned, Vice President of FLAG INVESTORS REAL ESTATE SECURITIES FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                    /s/ Edward J. Veilleux
                                    ------------------------
                                    Edward J. Veilleux
                                    Vice President

                                       -2-